FOR IMMEDIATE RELEASE

SUPERVALU ANNOUNCES RETIREMENT OF TWO EXECUTIVES;
REALIGNS RETAIL OPERATIONS

MINNEAPOLIS, July 8, 2009 – SUPERVALU INC. (NYSE: SVU) announced today the retirement of Mike Jackson, 55, president and chief operating officer, and Kevin Tripp, 55, executive vice president and president of the company’s Retail Midwest region, effective August 14, 2009.

Following the departure of these executives, the company will realign its leadership structure to become more customer-focused. Craig Herkert, who joined SUPERVALU in May as chief executive officer, will assume the additional role of president. The company’s three retail regions will be combined under Pete Van Helden, who will become executive vice president, retail operations. Van Helden currently serves as executive vice president, Retail West. The company’s Save-A-Lot banner will report to Herkert, and Bristol Farms will continue to report to Pamela Knous, executive vice president and chief financial officer.

The company will also create a new health and wellness division to facilitate stronger alignment between SUPERVALU’s pharmacy operations and its health and beauty offering, creating a total health and wellness experience for customers. This new division will be led by Duncan Mac Naughton, executive vice president of merchandising and marketing.

“Mike and Kevin have made significant contributions to SUPERVALU’s growth over the past several years, and have been instrumental in laying the groundwork for our company’s ongoing success,” said Herkert. “We wish them well as they move into a new stage of their lives.”

Jackson and Tripp have both been with the company for more than 30 years (Jackson with SUPERVALU, and Tripp with the former Albertson’s, Inc.) and have held leadership roles in multiple functional areas.

“It has been a privilege to work with our associates, our independent retailers, the supplier community, and all of the people connected to this great industry,” said Jackson. “These relationships have been the highlight of my career, and I will always value the opportunities and experiences I have had throughout my time with SUPERVALU.”

“I have had the great pleasure of working with this company for 31 years, in many different challenging and rewarding leadership positions,” said Tripp. “Above all I have enjoyed working beside so many talented and capable colleagues.”

The company’s new leadership structure will further streamline the critical partnership between its retail operations, pharmacy operations and merchandising and marketing groups so that it can even more effectively anticipate and respond to the changing needs of its customers.

“This is another critical step in the implementation of our centrally-led merchandising model, designed to fully leverage SUPERVALU’s scale while preserving our local relevance. Pete and Duncan will work closely together to ensure a smooth and effective transition,” concluded Herkert.

About SUPERVALU INC.

SUPERVALU INC. is one of the largest companies in the U.S. grocery channel with estimated annual sales of $43 billion. SUPERVALU holds leading market share positions across the United States with its approximately 2,500 retail grocery locations, including nearly 900 in-store pharmacies. Through the company’s nationwide supply chain network, SUPERVALU provides distribution and related logistics support services to more than 2,500 independent retailers across the country. SUPERVALU has approximately 180,000 employees.

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Contacts:
Haley Meyer (media)
952 828 4786
Haley.meyer@supervalu.com

David Oliver (investors)
952 828 4540
David.m.oliver@supervalu.com